EXHIBIT 99.1

                  INSITUFORM TECHNOLOGIES, INC.


CONTACT:                -or-      ITI'S INVESTOR RELATIONS COUNSEL:

Insituform Technologies, Inc.     The Equity Group Inc.
Jean-Paul Richard                 Linda Latman (212) 836-9609
President & CEO (901) 759-7473

                                  FOR IMMEDIATE RELEASE
                                  ---------------------

      INSITUFORM TECHNOLOGIES, INC. ANNOUNCES SUIT AGAINST
      ENVIROQ CORPORATION AND INSITUFORM MID-AMERICA, INC.
          AND COOPERATION AGREEMENT STAYING PROCEEDINGS


     Memphis, TN -- April 4, 1995 -- Insituform Technologies, Inc. ("ITI") (NASDAQ National Market: INSUA) today announced that it has declined to grant its consent, as requested by Enviroq Corporation ("Enviroq") (NASDAQ National Market: EROQ) under the various Insituform(registered trademark) and NuPipe(registered trademark) license agreements with Enviroq's affiliates, in connection with the transactions contemplated by the agreement dated November 2, 1994 (the "Merger Agreement") entered into by Enviroq with Insituform Mid-America, Inc. ("IMA") (NASDAQ National Market:
INSMA). The Insituform and NuPipe license agreements, respectively, contain various provisions which require the consent of the licensor in order to avoid termination in the event of change in control of the licensee and/or assignment of the licenses.

     ITI also announced that it has filed an action in Tennessee Chancery Court pursuant to which it seeks a declaratory judgment confirming its action. ITI has agreed with Enviroq and IMA that no further action will be taken through April 30, 1995 in that lawsuit, or any other court action taken through such date, pending attempts by the parties to resolve their differences.

     Insituform Technologies, Inc. provides state-of-the-art techniques for the reconstruction of deteriorated pipelines utilizing trenchless processes, and owns the worldwide rights to the Insituform Process. By eliminating the need for disruptive excavation, ITI believes the Insituform Process provides a cost-effective solution to the problem of deteriorated pipe systems. Insituform Technologies, Inc. also offers the NuPipe Process in the United States and overseas and is engaged in the rehabilitation of pipeline for the mining and oil and gas industry under the UltraPipe(registered trademark) name.

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